UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 19, 2007
GRANITE CONSTRUCTION INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	1-12911	77-0239383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

585 West Beach Street
Watsonville, California 95076
(Address of principal executive offices) (Zip Code)

(831) 724-1011
Registrant’s telephone number, including area code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
Introduction
     On February 14, 2007, Granite Construction Incorporated (“Granite” or the “Company”) announced an organizational realignment of its business operations designed to accommodate growth of the Company’s vertically integrated Branch business in the West and improve profitability of its large, complex Heavy Construction Division (“HCD”) projects. As a result, Granite has revised its segment reporting to represent its newly aligned operating divisions into Granite West and Granite East, effective with the quarter ended June 30, 2007.
     As a convenience to investors who may want to consider the effects of the above in advance of third quarter earnings, Granite today is making available restated historical segment results for the quarters and year ended 2006. Specifically, three projects from the Company’s legacy Heavy Construction Division were reassigned to the new Granite West division. The following table shows the impact to Granite West and Granite East revenue and gross profit relating to these three projects. The reassignment of these projects was completed during the quarter ended June 30, 2007.
Former Reportable Segments
     As indicated in Note 16, “Business Segment Information,” of the notes to the Company’s consolidated financial statements, set forth in Item 15 of Part IV of Granite’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, the Company previously operated in two reportable business segments: (1) Branch Division and (2) Heavy Construction Division. The Branch Division segment comprised the Company’s branch offices, including Wilder Construction Company, its majority owned subsidiary, and substantially all of the Company’s revenue from the sale of construction materials. The HCD segment comprised major infrastructure projects throughout the nation.
Overview of New Reportable Segments
Granite West
      This new segment is comprised of decentralized branch offices in the western United States that perform various heavy civil construction projects with a large portion of the work focused on new construction and improvement of streets, roads, highways and bridges, as well as site preparation for housing and commercial development. Although most Granite West projects are started and completed within a year, the division also has the capability of constructing larger projects. Each of the 13 Granite West branch locations are aligned under one of three operating groups: Northwest, Northern California and Southwest.
     All of the Company’s revenue from the sale of construction materials is from Granite West. Each of the branch locations under Granite West operate facilities that process aggregates into construction materials for internal use or for sales to third parties. These activities are vertically integrated into the Granite West construction business, providing a source of profits and a competitive advantage to our construction business.
Granite East
     This new segment operates in the eastern portion of the United States with a focus on large, complex infrastructure projects including major highways, large dams, mass transit facilities, bridges, pipelines, canals, tunnels, waterway locks and dams, and airport infrastructure. Granite East operates out of three regional offices: the Central Region, based in Lewisville, Texas; the Southeast Region, based in Tampa, Florida; and the Northeast Region, based in Tarrytown, New York. Granite East construction contracts are typically greater than two years.

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Year Ended
Granite West	March 31,	June 30,	September 30,	December 31,	December 31,
(in thousands)	2006	2006	2006	2006	2006
Branch Division revenue	$251,098	$471,297	$654,055	$472,275	$1,848,725
Reassigned projects revenue	8,733	14,261	27,154	29,123	79,271

Granite West Division revenue	259,831	485,558	681,209	501,398	1,927,996

Branch Division gross profit	43,609	86,886	132,466	101,917	364,878
Reassigned projects gross profit (loss)	—	—	6	(14,297)	(14,291)

Granite West Division gross profit	43,609	86,886	132,472	87,620	350,587

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Year Ended
Granite East	March 31,	June 30,	September 30,	December 31,	December 31,
(in thousands)	2006	2006	2006	2006	2006

Heavy Construction Division revenue	$244,840	$307,091	$286,704	$247,253	$1,085,888
Reassigned projects revenue	(8,733)	(14,261)	(27,154)	(29,123)	(79,271)

Granite East Division revenue	236,107	292,830	259,550	218,130	1,006,617

Heavy Construction Division gross loss	(2,958)	(11,242)	(26,912)	(45,744)	(86,856)
Reassigned projects gross (profit) loss	—	—	(6)	14,297	14,291

Granite East Division gross loss	(2,958)	(11,242)	(26,918)	(31,447)	(72,565)

     The backlog related to the three projects reassigned was $208.0 million, $235.8 million, $264.9 million, and $242.0 million, at December 31, 2006 and September 30, 2006, June 30, 2006 and March 31, 2006, respectively.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE CONSTRUCTION INCORPORATED
Date: October 19, 2007	By:	/s/ William E. Barton
William E. Barton
Senior Vice President and Chief Financial Officer

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